As filed with the Securities and Exchange Commission on October 29, 2002
Registration Statement No. 333-100463

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WENDY’S INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

OHIO (State or other jurisdiction of incorporation or organization)	31-0785108 (I.R.S. Employer Identification No.)

P.O. Box 256, 4288 West Dublin-Granville Road, Dublin, Ohio 43017-0256; 614-764-3100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leon M. McCorkle, Jr., Esq., Executive Vice President, General Counsel and Secretary
P.O. Box 256, 4288 West Dublin-Granville Road, Dublin, Ohio 43017-0256; 614-764-3100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Susan E. Brown, Esq., Vorys, Sater, Seymour and Pease LLP, 52 East Gay Street,
P. O. Box 1008, Columbus, OH 43216-1008 (614) 464-6323

Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)

Common Shares	5,741,262	(2)	$34.20	$196,351,160	$18,064.31

Rights to Series A Preferred Shares(3)	—		—	—	—

(1)
Pursuant to Rule 457(f)(1), the fee was computed on the basis of the market value of the common shares of Registrant to be received by the selling shareholders in exchange for exchangeable shares of a subsidiary of Registrant, and in accordance with Rule 457(c) on the basis of the average of the high and low prices per share reported on the New York Stock Exchange on October 7, 2002.

(2)
Represents the number of common shares that currently are issuable in exchange for the exchangeable shares. In addition, pursuant to Rule 416 under the Securities Act, the amount to be registered also includes an indeterminate number of common shares that may be issued as a result of stock splits, stock dividends and anti-dilution provisions.

(3)
One Series A preferred share purchase right is initially carried and traded with each common share. Each right will entitle the holder to buy one ten-thousandth of one Series A preferred share upon the occurrence of certain events. The value attributable to the rights, if any, is reflected in the value of the common shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated October 29, 2002

PROSPECTUS

5,741,262
Wendy’s International, Inc.
Common Shares
(without par value)

This prospectus will be used by the selling shareholders to resell common shares received by them in exchange for 5,741,262 exchangeable shares of our indirectly-owned Canadian subsidiary, WENTIM, LTD. The exchangeable shares were originally issued to Ronald V. Joyce on December 29, 1995, in connection with our acquisition of WENTIM, which is the successor by amalgamation to 1149658 Ontario Inc. and 1052106 Ontario Limited (formerly 632687 Alberta Ltd.), the parent company of the Tim Hortons chain. The term “selling shareholders” refers to Mr. Joyce and to entities that are directly or indirectly wholly-owned by Mr. Joyce to which, with our consent, he may transfer the exchangeable shares.

Our common shares are listed on the New York, Boston, Pacific and Philadelphia Stock Exchanges under the symbol “WEN.” Options in our shares are traded on the Pacific Stock Exchange. The closing price of our common shares on the New York Stock Exchange on October 8, 2002 was $34.63.

The selling shareholders will sell the common shares at prevailing market prices. We will not receive any of the proceeds from the sale of the common shares by the selling shareholders.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2002.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these common shares in any state where the offer is not permitted. The information contained in this prospectus is current only as of the date hereof.

Unless the context requires otherwise, the terms “Wendy’s,” “we,” “us,” and “our” refer to Wendy’s International, Inc. and its subsidiaries and the term “WENTIM” refers to WENTIM, LTD., an indirectly owned Canadian subsidiary of Wendy’s International, Inc.

Where You Can Find More Information

We have filed a registration statement with the SEC relating to the common shares. This prospectus does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov (this uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC web site into this prospectus).

Incorporation of Documents by Reference

The following documents that we have filed with the SEC are incorporated into this prospectus by reference and considered a part of this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 30, 2001;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, and June 30, 2002;

•	Our Current Reports on Form 8-K filed as of May 31, 2002, July 5, 2002, August 13, 2002 and September 13, 2002; and

•	The description of our common shares contained in our Amended Registration Statement on Form 8-A/A filed October 9, 2002.

Later information that we file with the SEC will update and/or supersede this information. We are also incorporating by reference all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the common shares.

We will provide any of the above documents (including any exhibits that are specifically incorporated by reference in them) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request these documents at no cost. Written or telephone requests should be directed to:

Wendy’s International, Inc.
4288 West Dublin-Granville Road
Dublin, Ohio 43017-0256
Attn: Investor Relations
(614) 764-3100.

Cautionary Statements

The information incorporated by reference herein contains various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those identified by the words “believes,” “anticipates,” “expects” and other similar terms. These “forward-looking” statements reflect management’s expectations and are based upon currently available data; however, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in these statements. Factors that can cause actual results to differ materially from those expressed in forward-looking statements include:

•	competitive factors, such as the effectiveness of advertising and marketing programs, pricing pressure by competitors and new product development by us and our competitors;

•
economic, market and other conditions in the countries in which we operate that may impact consumer spending, our ability to finance new restaurant development and improvements to existing restaurants and our ability to acquire restaurants from and sell restaurants to franchisees;

•	the impact of changing neighborhood or economic conditions where our restaurants are located;

•	government regulation;

•
the impact on our business outside of the United States of international economic and political conditions, cultural differences and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems and similar matters; and

•	the success of our plans to construct new restaurants, to dispose of some company-operated restaurants to new or existing franchisees and to sell leased properties to franchisees.

Further information on factors that could affect our financial and other results is included in our Form 10-Q for the quarter ended June 30, 2002, filed with the Securities and Exchange Commission.

Wendy’s

We are one of the world’s largest quick-service restaurant (QSR) companies, with $8.3 billion in 2001 systemwide sales. We develop, operate, franchise and license a worldwide system of restaurants that prepare, package and sell a proprietary menu of competitively priced food items under the brand names Wendy’s® and Tim Hortons®. Founded in 1969 by Dave Thomas, Wendy’s is the third largest QSR chain featuring hamburgers in the world. Founded in 1964 by Tim Horton and Ron Joyce, Tim Hortons is the largest coffee and fresh baked goods chain in Canada. Each is a quality leader in its QSR segment and each ranks within the top three of its segment in terms of systemwide sales, units and market share.

Wendy’s generated $6.8 billion in systemwide sales in 2001 and grew systemwide sales at a compounded annual growth rate of 7.9% from 1991 to 2001. Tim Hortons generated $1.5 billion in systemwide sales in 2001 and grew systemwide sales at a compounded annual growth rate of 16.9% from 1991 to 2001. For the year ending December 30, 2001, our total revenues were $2.4 billion, EBITDA was $451 million, pretax income was $307 million and net income was $194 million, or $1.65 per share (diluted).

Restaurants in each system are operated by us or by our franchisees or licensees under the terms of franchise or license agreements. Of the 8,206 Wendy’s and Tim Hortons units worldwide at December 30, 2001, 1,325 restaurants, or approximately 16%, were company-owned and operated.

On February 11, 2002, we acquired a 45% minority interest in Café Express, a fast-casual restaurant chain. Café Express owns and operates restaurants in Texas and Arizona.

On June 19, 2002, we completed the acquisition of Fresh Enterprises, Inc., the owner and operator of the Baja Fresh® Mexican Grill restaurant chain, pursuant to a Merger Agreement dated May 30, 2002. Baja Fresh, founded in 1990, owns, operates and franchises fast-casual restaurants in 17 states and the District of Columbia.

Selected Consolidated Financial Information

The following table presents our selected historical consolidated financial and other data for each of the past five fiscal years. The selected historical consolidated financial information has been derived from our audited financial statements, which are incorporated by reference herein.

	2001	2000(1)	1999	1998(2)	1997(3)
Operations (In millions) (4)
Retail Sales	$1,925	$1,808	$1,666	$1,580	$1,646
Revenues	$2,391	$2,237	$2,067	$1,942	$2,031
Income before income taxes	$307	$271	$269	$208	$219
Net Income	$194	$170	$167	$123	$130

Financial Position (In millions)
Total assets	$2,076	$1,958	$1,884	$1,838	$1,942
Property and equipment, net	$1,640	$1,497	$1,389	$1,281	$1,266
Long-term obligations	$451	$248	$249	$246	$250
Company-obligated mandatorily redeemable preferred securities	$200	$200	$200	$200	$200
Shareholders’ equity	$1,030	$1,126	$1,065	$1,068	$1,184

Other data (In millions)
Systemwide sales—Wendy’s	$6,837	$6,412	$5,994	$5,528	$5,202
Systemwide sales—Hortons	$1,462	$1,287	$1,080	$895	$772
Capital expenditures	$301	$276	$248	$242	$295

Per share data
Net income—basic	$1.72	$1.48	$1.37	$0.96	$0.99
Net income—dilutive	$1.65	$1.44	$1.32	$0.95	$0.97
Dividends	$0.24	$0.24	$0.24	$0.24	$0.24
Market price at period end	$29.17	$26.25	$20.81	$21.81	$22.88

(1)	Includes international charges of $18.4 million ($11.5 million after tax) (see Note 2 to the Consolidated Financial Statements).
(2)	Includes international charges of $33.9 million ($25.2 million after tax).
(3)	Includes special charges of $72.7 million ($50.0 million after tax).
(4)
As described in Note 5 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (FAS 142) effective December 31, 2001. FAS 142 provides the accounting guidelines for goodwill and other intangibles. Under FAS 142, the amortization of goodwill and other indefinite-lived intangibles is prohibited and these assets must be tested for impairment annually (or in interim periods if events indicate possible impairment).

In accordance with FAS 142, we reclassified approximately $2.5 million of net intangibles into goodwill and ceased amortizing goodwill effective December 31, 2001. We have determined that no other intangibles have an indefinite life and will continue to amortize these remaining intangibles over their current lives.

The table below presents a reconciliation of net income, basic earnings per common share and diluted earnings per common share as if FAS 142 had been adopted for the fiscal years ended December 30, 2001, December 31, 2000, and January 2, 2000 (in thousands, except per share data).

	For the Year Ended 12/30/2001	For the Year Ended 12/31/2000	For the Year Ended 01/02/2000
Net income	$193,649	$169,648	$166,585
Goodwill amortization (net of tax)	2,402	2,627	2,620

Adjusted net income	$196,051	$172,275	$169,205

Basic earnings per share	$1.72	$1.48	$1.37
Goodwill amortization (net of tax)	0.03	0.03	0.02

Adjusted basic earnings per share	$1.75	$1.51	$1.39

Diluted earnings per share	$1.65	$1.44	$1.32
Goodwill amortization (net of tax)	0.02	0.02	0.02

Adjusted diluted earnings per share	$1.67	$1.46	$1.34

Use of Proceeds

The selling shareholders will receive all of the proceeds from the sale of the common shares under this prospectus. We will not receive any of the proceeds from the sales by any selling shareholders of notes.

Selling Shareholders

On December 29, 1995, 1149658 Ontario Inc. (now WENTIM) issued 16,450,000 exchangeable shares to Ronald V. Joyce in connection with our acquisition of the Tim Hortons chain. Each exchangeable share may be exchanged for one Wendy’s common share. As part of our acquisition of the Tim Hortons chain we entered into several agreements with Mr. Joyce, including a registration rights agreement and a share exchange agreement.

The following is a summary of all material relationships Mr. Joyce has had with Wendy’s during the past three years:

•
Mr. Joyce was a director of Wendy’s from April 30, 1996 to October 18, 2001, and Senior Chairman and Co-Founder and a director of The TDL Group, Ltd. and WENTIM, as well as several other subsidiaries of Wendy’s, from December 29, 1995 to October 18, 2001.

•
On October 18, 2001, we agreed to purchase 9,708,738 exchangeable shares of WENTIM from Ronald V. Joyce and entities wholly owned by Mr. Joyce. The purchase price per share was $25.75, a 3% discount to the closing price of the common shares on October 18, 2001. As part of this transaction, (i) Mr. Joyce retired as a director of Wendy’s and as an officer and director of the various subsidiaries for which he served in such capacities; (ii) the date by which the exchangeable shares must be exchanged for Wendy’s common shares under the existing agreements between us and Mr. Joyce was changed from December 29, 2005 to January 2, 2003; (iii) Mr. Joyce agreed to reduce the number of registrations he could demand under the existing registration rights agreement with respect to the common shares to be issued upon exchange of the exchangeable shares from eight to two and (iv) Mr. Joyce terminated his employment agreement with one of our subsidiaries, which was his only employment arrangement with us. In addition, Mr. Joyce agreed to be available as a consultant regarding employee and franchisee relationships and related operations and to appear at meetings and special events, and he granted us the right to continue to use his name and likeness, in consideration of a cash payment of $5,737,704.92 ($3,500,000 plus Alberta and Canadian federal taxes).

•
On September 13, 2002, the existing agreements between us and Mr. Joyce were further amended to permit Mr. Joyce to transfer, with our consent, his exchangeable shares to one or more entities that are directly or indirectly wholly-owned by him, which entities would subsequently be entitled to exchange such exchangeable shares for common shares. Mr. Joyce agreed to reduce the number of registrations he could demand under the existing registration rights agreement with respect to the exchangeable shares from two to one and to permit us to suspend the use of a prospectus in good faith and for valid business reasons. We agreed to use our best efforts to file such registration statement within thirty days and to keep it effective until January 2, 2004.

•	Mr. Joyce has interests in three real properties which are leased to a subsidiary of Wendy’s:

•	Mr. Joyce owns a 70% interest in a joint venture which leases the land and building for a Tim Hortons restaurant in Burlington, Ontario. The remaining term of the lease is 12 years.

•
Mr. Joyce has a two-thirds interest as a tenant in common in a joint venture which leases the land and building for a Tim Hortons restaurant in Beamsville, Ontario. The remaining term of the lease is 10 years.

•
A trust for the benefit of Mr. Joyce’s children is the sole shareholder of a corporation which leases the land and building for a Tim Hortons restaurant in Brampton, Ontario. The remaining term of the lease is 12 years.

•
Pursuant to its employment agreement with Mr. Joyce, which was negotiated and executed in connection with the Share Purchase Agreement between Wendy’s and Mr. Joyce dated as of October 31, 1995, one of our subsidiaries agreed to reimburse him for reasonable overhead costs associated with the subsidiary’s use of his aircraft for business purposes. Since the termination of the employment agreement in 2001, the subsidiary has continued to use the aircraft and to reimburse a corporation owned by Mr. Joyce for air transportation services on the same basis.

Other than as described above, no selling shareholder has had any material relationship with Wendy’s within the past three years.

The following table sets forth the total number of Wendy’s common shares the selling shareholders would own assuming exchange of all of the exchangeable shares. The share ownership information (other than the percentage of outstanding common shares) has been provided by the selling shareholders.

Name of Selling Shareholder	Number of Shares Beneficially Owned(1)	Percent of Outstanding Shares(2)	Number of Shares Registered for Sale Hereby	Number of Shares Owned After Offering(3)
Ronald V. Joyce	5,741,262	5.0%	5,741,262	0

(1)	The number of common shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.
(2)	Based on the total common shares outstanding as of June 30, 2002, including the 5,741,262 common shares issuable in exchange for the exchangeable shares.
(3)	Assuming all of the common shares offered hereby are sold.

Plan of Distribution

We are registering the resale by the selling shareholders of common shares issued in exchange for the exchangeable shares. As used in this prospectus, unless the context otherwise requires, “selling shareholders” means Ronald V. Joyce and entities that are directly or indirectly wholly-owned by Mr. Joyce to which, with our consent, he may transfer the exchangeable shares.

The common shares may be sold from time to time to purchasers:

•	directly by the selling shareholders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from purchasers of the common shares.

Each selling shareholder reserves the right to accept and, together with its agents from time to time, reject, in whole or in part any proposed purchase of the common shares to be made directly or through agents.

The selling shareholders and any broker-dealers or agents who participate in the distribution of the common shares offered under this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. As a result, any profits on the sale of the common shares by selling shareholders and any discounts, commissions or concessions received by any participating broker-dealers or agents might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Selling shareholders who are deemed to be underwriters may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act of 1933 and Rule 10b-5 under the Securities Exchange Act of 1934. Selling shareholders will also be subject to the prospectus delivery requirements of the Securities Act of 1933.

The common shares may be sold from time to time on any stock exchange or automated interdealer quotation system on which such common shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

The selling shareholders may sell the common shares by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	closing out of short sales;

•	satisfying delivery obligations relating to the writing of options on the common shares, whether or not the options are listed on an options exchange;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods.

The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the common shares at a stipulated price per security. If the broker-dealer is unable to sell the common shares as agent for a selling shareholder, it may purchase as principal any unsold common shares at the stipulated price. Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common shares in the course of hedging the positions they assume with that selling shareholder, including without limitation, in connection with distributions of the common shares by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the common shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those common shares. A selling shareholder may also loan or pledge the common shares offered hereby to a broker-dealer and the broker-dealer may sell common shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged common shares offered hereby.

To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the common shares offered by this prospectus. Selling shareholders may decide not to sell any of the common shares offered under this prospectus, or they might decide to transfer the common shares by other means not described in this prospectus. Additionally, selling shareholders may resell all or a portion of their common shares in open market transactions pursuant to Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus, so long as they meet the applicable criteria and conform to the requirements of those rules.

The selling shareholders and any other person participating in a distribution of the common shares offered under this prospectus will be subject to the Securities Exchange Act of 1934. The rules under the Securities Exchange Act of 1934 include, without limitation, Regulation M, which may limit the timing of purchases and sales of the common shares by the selling shareholders and any other such person. Additionally, Regulation M may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the particular common shares being distributed for a period of up to five business days before the distribution. This may affect the marketability of the common shares as well as the ability of any person or entity to engage in market-making activities with respect to the common shares.

Pursuant to the registration rights agreement, as amended, we and the selling shareholders have agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the common shares offered under this prospectus, including liabilities arising under the Securities Act of 1933. The selling shareholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the common shares against some liabilities, including liabilities that arise under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Pursuant to the registration rights agreement with Mr. Joyce, we have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common shares under this prospectus, including registration and filing fees, printing expenses, fees and disbursements of our counsel and accountants and experts used by us and registrar and transfer agent fees. The selling shareholders will be responsible for underwriters’ commissions, brokerage fees, transfer taxes and fees and disbursements of its counsel and accountants.

We may suspend the use of this prospectus in good faith and for valid business reasons, including the acquisition or divestiture of assets, the filing of reports with the SEC and during the pendency of material corporate developments.

Under the registration rights agreement, we are obligated to use reasonable efforts to keep the registration statement effective until January 2, 2004, and therefore this offering will terminate on, the earlier of:

•	January 2, 2004; or

•	the date on which all common shares offered under this prospectus have been sold pursuant to this prospectus.

Legal Matters

The validity of the common shares offered hereby will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. As of October 1, 2002, members of Vorys, Sater, Seymour and Pease LLP and attorneys employed by Vorys, Sater, Seymour and Pease LLP, together with members of their immediate families, beneficially owned 6,626 of our common shares.

Experts

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 30, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the estimated (except for the Commission registration fee) fees on expenses payable by the Registrant in connection with the sale and distribution of the securities registered hereby other than underwriting discounts and commissions:

Securities and Exchange Commission registration fee	$18,196.36
Printing costs	20,000.00
Legal fees and expenses	60,000.00
Accounting fees and expenses	35,000.00
Miscellaneous expenses	1,803.64

Total	$135,000.00

All expenses, other than the SEC registration fee, are estimated. We have agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel and other advisors to the selling shareholders) in connection with the registration and sale of the notes or common shares being offered by the selling shareholders.

Item 15.    Indemnification of Directors and Officers.

Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

(E)(1)  A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2)  A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a)  Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite that adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b)  Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3)  To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4)  Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a)  By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit or proceeding referred to in division (E)(1) or (2) of this section;

(b)  If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c)  By the shareholders;

(d)  By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a)  Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i)  Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii)  Reasonably cooperate with the corporation concerning the action, suit or proceeding.

(b)  Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6)  The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7)  A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8)  The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6) and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9)  As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

Section 5.01 of the Registrant’s Regulations governs indemnification by Registrant and provides as follows:

SECTION 5.01.  Indemnification.    The corporation shall indemnify each director and officer, each former director and officer, and each person who may have served at its request as an officer, and each person who may have served at its request as a director, trustee, or officer of any other corporation, partnership, joint venture, trust or other enterprise, to the greatest extent permitted by Ohio law, with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party by reason of the fact that he is or was a director or officer of the corporation or is or was serving at its request as aforesaid. Indemnification hereunder shall include all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement if actually and reasonably incurred by him in connection with such action, suit or proceeding. Such expenses shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. In addition, the corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the corporation or is or was serving as an employee or agent of another enterprise at the request of the corporation; subject, however, to the limitations imposed by Ohio law. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles or any agreement, vote of shareholders, or disinterested directors or otherwise (including, without limitation, any insurance), both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, administrators and successors of such a person.

In addition, Registrant has purchased insurance coverage under policies issued by The Chubb Group of Insurance Companies, National Union Insurance Company, CNA Insurance Companies and Royal and Sun Alliance which insure directors and officers against certain liabilities which might be incurred by them in such capacity.

Item 16.    Exhibits.

(a)  Exhibits.    The following exhibits are filed herewith and made a part hereof:

4	(a)
Share Purchase Agreement, dated as of October 31, 1995, by and among Wendy’s International, Inc., 1149658 Ontario Inc., 632687 Alberta Ltd. and Ronald V. Joyce incorporated herein by reference to Exhibit 2 of Form 10-Q for the quarter ended October 1, 1995.

4	(b)
Amendment to the Share Purchase Agreement, dated as of December 28, 1995, by and among Wendy’s International, Inc., 1149658 Ontario Inc., 1052106 Ontario Limited and Ronald V. Joyce incorporated herein by reference to Exhibit 2.2 to Ronald V. Joyce’s Schedule 13D, dated January 5, 1996.

4	(c)
Agreement between Ronald V. Joyce, WENTIM, LTD., Wendy’s International, Inc. and the Irrevocable Trust for the Benefit of Ronald V. Joyce, dated as of September 16, 1998, incorporated herein by reference to Exhibit 2 of Form 10-Q for the quarter ended October 4, 1998.

4	(d)
Amendment to Share Purchase Agreement, dated as of February 25, 1999, by and among Wendy’s International, Inc., WENTIM, LTD. and Ronald V. Joyce incorporated herein by reference to Exhibit 2(d) of Form 10-K for the year ended January 3, 1999.

4	(e)
Share Exchange Agreement, dated as of December 29, 1995, by and among Wendy’s International, Inc., 1149658 Ontario Inc., and Ronald V. Joyce incorporated herein by reference to Exhibit 2.3 to Ronald V. Joyce’s Schedule 13D, dated January 5, 1996.

4	(f)
Amending Agreement No. 2 to the Share Exchange Agreement, dated as of February 25, 1999, by and among Wendy’s International, Inc., WENTIM, LTD. and Ronald V. Joyce incorporated herein by reference to Exhibit 2(f) of Form 10-K for the year ended January 3, 1999.

4	(g)	Provisions attaching to Exchangeable Shares incorporated herein by reference to Exhibit 2.4 to Ronald V. Joyce’s Schedule 13D, dated January 5, 1996.

4	(h)
Support Agreement, dated as of December 29, 1995, by and among Wendy’s International, Inc., 1149658 Ontario Inc., and Ronald V. Joyce incorporated herein by reference to Exhibit 2.5 to Ronald V. Joyce’s Schedule 13D, dated January 5, 1996.

4	(i)
Irrevocable Trust Agreement for the Benefit of Ronald V. Joyce, dated as of December 29, 1995, between Dana Klein and The Huntington Trust Company, N.A., incorporated herein by reference to Exhibit 2.6 to Ronald V. Joyce’s Schedule 13D, dated January 5, 1996.

4	(j)
Subscription Agreement, dated as of December 29, 1995, by and between the Irrevocable Trust for the Benefit of Ronald V. Joyce and Wendy’s International, Inc. incorporated herein by reference to Exhibit 2.7 to Ronald V. Joyce’s Schedule 13D, dated January 5, 1996.

4	(k)
Amending Agreement No. 2 to the Subscription Agreement, dated as of February 25, 1999, by and between the Irrevocable Trust for the Benefit of Ronald V. Joyce and Wendy’s International, Inc. incorporated herein by reference to Exhibit 2(k) of Form 10-K for the year ended January 3, 1999.

4	(l)
Guaranty Agreement, dated as of December 29, 1995, by and between the Irrevocable Trust for the Benefit of Ronald V. Joyce and Ronald V. Joyce incorporated herein by reference to Exhibit 2.8 to Ronald V. Joyce’s Schedule 13D, dated January 5, 1996.

4	(m)
Amending Agreement No. 2 to the Guaranty Agreement, dated as of February 25, 1999, by and between the Irrevocable Trust for the Benefit of Ronald V. Joyce and Ronald V. Joyce incorporated herein by reference to Exhibit 2(m) of Form 10-K for the year ended January 3, 1999.

4	(n)
Registration Rights Agreement, dated as of December 29, 1995, by and between Wendy’s International, Inc. and Ronald V. Joyce incorporated herein by reference to Exhibit 2.10 to Ronald V. Joyce’s Schedule 13D, dated January 5, 1996.

4	(o)
Amending Agreement No. 1 to the Registration Rights Agreement, dated as of February 25, 1999, by and between Wendy’s International, Inc. and Ronald V. Joyce incorporated herein by reference to Exhibit 2(o) of Form 10-K for the year ended January 3, 1999.

4	(p)	Agreement between Wendy’s International, Inc. and Ronald V. Joyce dated October 18, 2001, incorporated by reference to Exhibit 2 of Form 8-K filed on October 19, 2001.

4	(q)
Agreement between Wendy’s International, Inc., Ronald V. Joyce, WENTIM, LTD., THD RE No.1 Co. and the Irrevocable Trust for the Benefit of Ronald V. Joyce dated September 13, 2002, incorporated by reference to Exhibit 2 of Form 8-K filed on September 13, 2002.

*5		Opinion of Vorys, Sater, Seymour and Pease LLP as to the validity of the securities.

23	(a)	Consent of PricewaterhouseCoopers LLP.

*23	(b)	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5).

*24		Powers of Attorney.

* Previously filed in connection with this registration statement on October 9, 2002.
Item 17.    Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on October 29, 2002.

WENDY’S INTERNATIONAL, INC.

By:	/s/ KERRII B. ANDERSON
Kerrii B. Anderson Executive Vice President & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 29th day of October 2002.

Signature	Title

/s/ JOHN T. SCHUESSLER * John T. Schuessler	Director, Chairman of the Board, Chief Executive Officer & President

/s/ KERRII B. ANDERSON Kerrii B. Anderson	Director, Executive Vice President & Chief Financial Officer

/s/ LAWRENCE A. LAUDICK * Lawrence A. Laudick	Chief Accounting Officer, Senior Vice President & General Controller

/s/ ERNEST S. HAYECK * Ernest S. Hayeck	Director

/s/ JANET HILL * Janet Hill	Director

/s/ PAUL D. HOUSE * Paul D. House	Director

/s/ THOMAS F. KELLER * Thomas F. Keller	Director

/s/ WILLIAM E. KIRWAN * William E. Kirwan	Director

/s/ TRUE H. KNOWLES * True H. Knowles	Director

/s/ DAVID P. LAUER * David P. Lauer	Director

/s/ ANDREW G. MCCAUGHEY * Andrew G. McCaughey	Director

/s/ JAMES F. MILLAR* James F. Millar	Director

/s/ JAMES V. PICKETT * James V. Pickett	Director

/s/ THEKLA R. SHACKELFORD * Thekla R. Shackelford	Director

*By:	/s/ KERRII B. ANDERSON
Kerrii B. Anderson (Attorney-in-Fact)

Date  October 29, 2002

EXHIBIT INDEX

Exhibit No.	Exhibit

4(a)
Share Purchase Agreement, dated as of October 31, 1995, by and among Wendy’s International, Inc., 1149658 Ontario Inc., 632687 Alberta Ltd. and Ronald V. Joyce incorporated herein by reference to Exhibit 2 of Form 10-Q for the quarter ended October 1, 1995.

4(b)
Amendment to the Share Purchase Agreement, dated as of December 28, 1995, by and among Wendy’s International, Inc., 1149658 Ontario Inc., 1052106 Ontario Limited and Ronald V. Joyce incorporated herein by reference to Exhibit 2.2 to Ronald V. Joyce’s Schedule 13D, dated January 5, 1996.

4(c)
Agreement between Ronald V. Joyce, WENTIM, LTD., Wendy’s International, Inc. and the Irrevocable Trust for the Benefit of Ronald V. Joyce, dated as of September 16, 1998, incorporated herein by reference to Exhibit 2 of
Form 10-Q for the quarter ended October 4,1998.

4(d)
Amendment to Share Purchase Agreement, dated as of February 25, 1999, by and among Wendy’s International, Inc., WENTIM, LTD. and Ronald V. Joyce incorporated herein by reference to Exhibit 2(d) of Form 10-K for the year ended January 3, 1999.

4(e)
Share Exchange Agreement, dated as of December 29, 1995, by and among Wendy’s International, Inc., 1149658 Ontario Inc., and Ronald V. Joyce incorporated herein by reference to Exhibit 2.3 to Ronald V. Joyce’s Schedule 13D, dated January 5, 1996.

4(f)
Amending Agreement No. 2 to the Share Exchange Agreement, dated as of February 25, 1999, by and among Wendy’s International, Inc., WENTIM, LTD. and Ronald V. Joyce incorporated herein by reference to Exhibit 2(f) of
Form 10-K for the year ended January 3, 1999.

4(g)	Provisions attaching to Exchangeable Shares incorporated herein by reference to Exhibit 2.4 to Ronald V. Joyce’s Schedule 13D, dated January 5, 1996.

4(h)
Support Agreement, dated as of December 29, 1995, by and among Wendy’s International, Inc., 1149658 Ontario Inc., and Ronald V. Joyce incorporated herein by reference to Exhibit 2.5 to Ronald V. Joyce’s Schedule 13D, dated January 5, 1996.

4(i)
Irrevocable Trust Agreement for the Benefit of Ronald V. Joyce, dated as of December 29, 1995, between Dana Klein and The Huntington Trust Company, N.A., incorporated herein by reference to Exhibit 2.6 to Ronald V. Joyce’s Schedule 13D, dated January 5, 1996.

4(j)
Subscription Agreement, dated as of December 29, 1995, by and between the Irrevocable Trust for the Benefit of Ronald V. Joyce and Wendy’s International, Inc. incorporated herein by reference to Exhibit 2.7 to Ronald V. Joyce’s Schedule 13D, dated January 5, 1996.

4(k)
Amending Agreement No. 2 to the Subscription Agreement, dated as of February 25, 1999, by and between the Irrevocable Trust for the Benefit of Ronald V. Joyce and Wendy’s International, Inc. incorporated herein by reference to Exhibit 2(k) of Form 10-K for the year ended January 3, 1999.

4	(l)
Guaranty Agreement, dated as of December 29, 1995, by and between the Irrevocable Trust for the Benefit of Ronald V. Joyce and Ronald V. Joyce incorporated herein by reference to Exhibit 2.8 to Ronald V. Joyce’s Schedule 13D, dated January 5, 1996.

4	(m)
Amending Agreement No. 2 to the Guaranty Agreement, dated as of February 25, 1999, by and between the Irrevocable Trust for the Benefit of Ronald V. Joyce and Ronald V. Joyce incorporated herein by reference to Exhibit 2(m) of Form 10-K for the year ended January 3, 1999.

4	(n)
Registration Rights Agreement, dated as of December 29, 1995, by and between Wendy’s International, Inc. and Ronald V. Joyce incorporated herein by reference to Exhibit 2.10 to Ronald V. Joyce’s Schedule 13D, dated January 5, 1996.

4	(o)
Amending Agreement No. 1 to the Registration Rights Agreement, dated as of February 25, 1999, by and between Wendy’s International, Inc. and Ronald V. Joyce incorporated herein by reference to Exhibit 2(o) of Form 10-K for the year ended January 3, 1999.

4	(p)	Agreement between Wendy’s International, Inc. and Ronald V. Joyce dated October 18, 2001, incorporated by reference to Exhibit 2 of Form 8-K filed on October 19, 2001.

4	(q)
Agreement between Wendy’s International, Inc., Ronald V. Joyce, WENTIM, LTD., THD RE No.1 Co. and the Irrevocable Trust for the Benefit of Ronald V. Joyce dated September 13, 2002, incorporated by reference to Exhibit 2 of Form 8-K filed on September 13, 2002.

*5		Opinion of Vorys, Sater, Seymour and Pease LLP as to the validity of the securities.

23	(a)	Consent of PricewaterhouseCoopers LLP.

*23	(b)	Consent of Vorys, Sater Seymour and Pease LLP (included in Exhibit 5).

*24		Powers of Attorney

*	Previously filed in connection with this registration statement on October 9, 2002.